Exhibit 99.1

HCMC Lands Initial $2M Deal With a Leader in the Nevada Cannabis Market for Distribution of Cannabis and CBD Related Patented and Patent Pending Quartz “Q-Cup” Technology

HOLLYWOOD, FL, August 17, 2018 /GlobeNewswire/ -- Healthier Choices Management Corp. (OTC Pink: HCMC) (“HCMC or the “Company”) today announced that it has entered into a distribution agreement with MJ Holdings Inc. (OTC Pink: MJNE), a leader in the Nevada Cannabis market, to exclusively sell and distribute its cannabis and CBD patented and patent pending quartz “Q-Cup” technology in the Nevada territory.

In order to secure the exclusivity for this revolutionary technology in the Nevada market, MJNE placed an initial order of $2,000,000 of product for which HCMC has been paid in full. Subject to mutually agreed upon adjustments based upon the first year sales, maintaining exclusivity for the second year of the contract requires a minimum of $6,000,000 in orders to be placed in monthly increments of $500,000 to continue this exclusive arrangement.

MJNE brings a multi-faceted approach to distributing and marketing this cannabis related quartz-based delivery technology into the territory through (1) its vast network and relationships with the majority of retail and production cannabis establishments in Nevada and (2) a joint venture with Focus Distribution, a leading distribution company in Nevada. Focus exclusively represents over a dozen existing brands of cannabis, which are ideal candidates for this revolutionary technology. Focus currently distributes to every dispensary in Nevada.

“We are extremely pleased that MJNE has recognized the value of our cutting-edge Q-Cup technology, and has exhibited their confidence by seizing perhaps the most influential market in the country,” said Jeff Holman, Chief Executive Officer of HCMC.

Mr. Holman went on to comment, “Las Vegas is home to over 800,000 visitors per week from all over the country and internationally, and many of these visitors are recreational users of cannabis. Hitting this key market aggressively with the right partner will create word of mouth advertising which is key to the success of our proprietary Quartz-based delivery technology.”

Mr. Holman continued, “The products we are now offering are creating a tremendous amount of excitement within the industry. We are very enthusiastic about once again having the opportunity to employ a razor and razor blade model wherein the Q-cup could become a disposable product that consumers use on a daily basis. The obvious benefit to this type of disposable technology is that, once established, we believe it can provide HCMC with a very stable and predictable base of sales in the future. Our IP suite and ability to go from paper to patent to consumer, should establish HCMC as an emerging leader in IP and technology to the cannabis and CBD markets.

Finally, referencing the earlier press release regarding the warrant elimination Mr. Holman said “After the elimination of this significant warrant overhang and related uncertainty, we believe investors will be better able to value our common stock. We have a cash position of over $8MM and we are launching some very exciting products with predictable revenue streams which we anticipate will lead us to profitability in the near term. We eagerly await the results of all of this work and are hopeful that our efforts will result in significant added shareholder value.”

About Healthier Choices Management Corp.

Healthier Choices Management Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. One segment of our business is our natural and organic grocery operations in Ft. Myers, Florida. Another segment is a U.S. based retailer of vaporizers and e-liquids. HCMC sells direct to consumer via company-owned brick-and-mortar retail locations operating under “Ada’s Natural Market” and “The Vape Store” brands. The newest emerging division of HCMC is our technology and IP to the cannabis and CBD market.

Healthier Choices Management Corp. Inc. (www.healthiercmc.com).

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” and “plans” and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the United States Securities and Exchange Commission.

Contact Information:

Healthier Choices Management Corp.

3800 North 28TH Way, #1

Hollywood, FL 33020

Office: 305-600-5004 / Fax: 954-272-7773